                                                                   EXHIBIT 21.01


                         SUBSIDIARIES OF THE CORPORATION


NAME                                                 JURISDICTION OF COMPANY

FATS, Inc.                                           Delaware, U.S.A.

DART International, Inc.                             Colorado, U.S.A.

Firearms Training Systems Limited                    United Kingdom

F.A.T.S. Singapore PTE Ltd.                          Republic of Singapore

F.A.T.S. Foreign Sales Corporation                   Barbados

Firearms Training Systems Netherlands, B.V.          The Netherlands

FATS Canada, Inc.                                    Canada

Simtran Technologies, Inc.                           Canada

FATS Canada Holdings, Inc.                           Canada

Firearms Training Systems Australia Pty. Ltd.        Australia